As filed with the Securities and Exchange Commission on May 6, 2020

Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST HORIZON NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	62-0803242
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis Tennessee	38103
(Address of principal executive offices)	(zip code)

FIRST HORIZON NATIONAL CORPORATION SAVINGS PLAN

[formerly known as First Tennessee National Corporation Savings Plan and Trust]

(Full title of plan)

Clyde A. Billings, Jr.

Senior Vice President, Assistant General Counsel, and
Corporate Secretary
First Horizon National Corporation
165 Madison Avenue
Memphis, TN 38103
(901) 523-5679

(Name, address, and telephone number, including area code, of agent for service)

With a copy to: John A. Niemoeller Senior Vice President, Counsel, and Assistant Corporate Secretary First Horizon National Corporation 165 Madison Avenue Memphis, TN 38103 (901) 523-4170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock (2)	16,000,000 shares	$8.495/share	$135,920,000	$17,642.42
(1)	Estimated and calculated pursuant to Rule 457(c) and (h)(1), based on the average of the high and low prices reported by the New York Stock Exchange for Registrant’s common stock on May 4, 2020.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required for such interests.

Note on Filing History Related to the Plan

First Horizon National Corporation (“FHN,” the “Corporation,” or the “Registrant”) previously filed registration statements on Form S-8 registering shares of its common stock, par value $0.625 per share, that may be issued under the First Horizon National Corporation Savings Plan (as amended to date, the “Plan”) from time to time. The most recent such prior registration statement, File No. 333-156614 filed January 7, 2009 covering 15,000,000 shares of the Registrant’s common stock, is the only such prior registration statement that remains active at this time. Registrant is filing this registration statement to register 16,000,000 additional shares of Registrant’s common stock that may be issued or sold under the Plan from time to time.

Note on Share Issuance

The Registrant does not intend to sell original issue shares under the Plan in connection with the additional shares registered under this Registration Statement. The Plan and the Registrant contemplate that the Plan trustee will purchase shares of Common Stock for the accounts of the participants on the open market or otherwise from sources other than the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8 and Rule 428.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

As permitted by Instruction E to Form S-8, the contents of Registrant’s registration statement on Form S-8 (File No. 333-156614), which was filed January 7, 2009 covering shares for sale under the Plan, as updated below, is incorporated herein by reference. In addition to the foregoing, the following information is also included in this registration statement:

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by FHN (File No. 001-15185) are incorporated herein by reference other than, in each case, documents (or information within such documents) deemed to have been furnished but not filed in accordance with Commission rules:

(a)	FHN’s Annual Report on Form 10-K for the year ended December 31, 2019.

(b)	FHN’s Current Reports on Form 8-K filed on the following dates in 2020, other than the portions of such documents not deemed to be filed: February 3, April 8, April 13, April 14, April 21 (two reports), April 23, April 28, and April 29.

(c)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018, filed on June 27, 2019.

(d)	The description of FHN’s common stock, par value $0.625 per share, set forth in a registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on July 26, 1999 (File No. 001-15185), and any amendment or report filed for the purpose of updating that description.

All documents filed by FHN pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable. As mentioned in Note on Share Issuance above, the Registrant does not intend to sell original issue shares under the Plan in connection with this Registration Statement.

Item 6. Indemnification of Directors and Officers

Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FHN has adopted the provisions of the Tennessee statute pursuant to Article Six of its Bylaws. In addition, FHN has a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FHN has adopted the provisions of the statute as Article 14 of its charter.

The shareholders of FHN have approved a provision in Article Six of FHN’s Bylaws pursuant to which FHNC is required to indemnify each director and any officers designated by the Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board of Directors is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all directors and certain officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Restated Charter of First Horizon National Corporation, incorporated herein by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed July 25, 2018

4.2	Bylaws of First Horizon National Corporation, as amended and restated January 28, 2020, incorporated herein by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed February 3, 2020

5	No exhibit 5 is filed.

In accordance with the exceptions specified in Item 8 of Form S-8:

(a)	No opinion of counsel regarding the legality of the securities being registered hereunder is provided. The Plan and the Registrant contemplate that such securities will not include original issuance securities.
(b)	No opinion of counsel concerning compliance of the Plan with ERISA is provided. The Registrant has submitted the Plan to the Internal Revenue Service (IRS) and received a favorable determination letter, and the Registrant has made the undertakings required by Item 8 of Form S-8, as set forth in the Undertakings under Item 9.

23.1	Consent of Independent Registered Public Accounting Firm [KPMG LLP]

23.2	Consent of Independent Registered Public Accounting Firm [Mayer Hoffman McCann P.C.]

24.1	Power of Attorney executed by certain directors and officers of the Registrant

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)	paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	[not applicable].

(C)	Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§239.44 of this chapter) or Form SF-3 (§239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§239.1100(c)).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4-7)	[not applicable].

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on May 6, 2020.

FIRST HORIZON NATIONAL CORPORATION

By: /s/	William C. Losch III
William C. Losch III
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature*	Title	Date	Signature*	Title	Date
D. Bryan Jordan D. Bryan Jordan	President, Chief Executive Officer, Chairman of the Board, and a Director (principal executive officer)	May 6, 2020	William C. Losch III William C. Losch III	Executive Vice President and Chief Financial Officer (principal financial officer)	May 6, 2020
Jeff L. Fleming Jeff L. Fleming	Executive Vice President and Chief Accounting Officer (principal accounting officer)	May 6, 2020	Kenneth A. Burdick Kenneth A. Burdick	Director	May 6, 2020
John C. Comptom John C. Compton	Director	May 6, 2020	Wendy P. Davidson Wendy P. Davidson	Director	May 6, 2020
Mark A. Emkes Mark A. Emkes	Director	May 6, 2020	Corydon J. Gilchrist Corydon J. Gilchrist	Director	May 6, 2020
Vicki R. Palmer Vicki R. Palmer	Director	May 6, 2020	Colin V. Reed Colin V. Reed	Director	May 6, 2020
Cecelia D. Stewart Cecelia D. Stewart	Director	May 6, 2020	Rajesh Subramaniam Rajesh Subramaniam	Director	May 6, 2020
R. Eugene Taylor R. Eugene Taylor	Director	May 6, 2020	Luke Yancy III Luke Yancy III	Director	May 6, 2020

*By:	/s/ Clyde A. Billings, Jr.	May 6, 2020
Clyde A. Billings, Jr.
As Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on May 6, 2020.

FIRST HORIZON NATIONAL CORPORATION SAVINGS PLAN

By: /s/	Tanya L. Hart
Tanya L. Hart
Member of the Pension, Savings and Flexible
Compensation Committee